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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 25, 2000


                       ARABIAN SHIELD DEVELOPMENT COMPANY
             (Exact name of registrant as specified in its charter)


                    Delaware                  0-6247            75-1256622
           (State or Other Jurisdiction     (Commission      (I.R.S. Employer
                  of Incorporation)         File Number)    Identification No.)



           10830 N. Central Expressway, Suite 175
           Dallas, Texas                                           75231
             (Address of principal executive offices)            (Zip Code)

               Registrant's telephone number, including area code:
                                 (214) 692-7872

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                                    FORM 8-K

                                 CURRENT REPORT

Item 5. Other Events

         Arabian Shield Development Company (the "Company"), a Delaware corporation, through its wholly-owned subsidiary, Texas Oil & Chemical Co. II, Inc. ("TOCCO"), a Texas corporation, acquired approximately 92% of the issued and outstanding shares of Productos Quimicos Coin, S.A. de. C.V. ("Coin"), a Mexican company, from Spechem, S.A. de. C.V. ("Spechem"), a Mexican company, pursuant to a Stock Purchase Agreement dated January 25, 2000.

         The purchase price for the acquisition of all of the shares in Coin owned by Spechem was $2,250,000 paid in cash. The source of the cash purchase price was a loan from Heller Financial Leasing, Inc.

         Coin owns and operates a petrochemical refinery in Coatzacoalcos, on the Yucatan peninsula near Veracruz, Mexico, and has its main office in Mexico City. South Hampton Refining Company ("South Hampton"), a wholly-owned subsidiary of TOCCO, has a similar petrochemical refinery located in Silsbee, Texas, which has been producing specialty petrochemicals since 1962. Like South Hampton, Coin's refinery is a specialty petrochemical plant, which produces high purity solvents that are used in the expandable polystyrene and polystyrene foam industries. The solvents are additionally approved and used by the developers of high-density polyethylene manufacturing processes for use in their licensed units. Coin markets its products in Mexico, Latin America and the US. South Hampton has a sales office in Houston, Texas, and markets its products in the US and Canada. The Company intends to continue the ongoing operations of the Company, South Hampton and Coin. Further expansion of both refineries is planned. South Hampton has developed a growing list of products that it manufactures for others on a toll processing basis and plans to develop the same in Coin.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ARABIAN SHIELD DEVELOPMENT COMPANY
                                                  (Registrant)



                                            By: /s/ DREW WILSON, JR.
                                                --------------------
                                                Drew Wilson, Jr.
                                                Secretary/Treasurer



Date: February 9, 2000